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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the use in this Registration Statement on Form SB-2 of Ascent Solar Technologies, Inc. of our report dated March 2, 2006 relating to our audit of the financial statement of Ascent Solar Technologies, Inc. as of December 31, 2005 appearing in the Prospectus, which is part of this Registration Statement, and of our report dated February 2, 2006, relating to the financial statements of the Transferred Assets of ITN Energy Systems, Inc. for the periods ending December 31, 2005 and 2004 appearing elsewhere in this Registration Statement.

        We also consent to the reference to our firm under the caption "Experts" in such Prospectus.

HEIN & ASSOCIATES LLP

Denver, Colorado
June 16, 2006

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM